Exhibit (99.1)


Media Contacts:
Beth Hogan Scott, Kodak Polychrome Graphics, 203-845-7115,
                  hoganscotte@kpgraphics.com
Anthony Sanzio, Kodak, 585-724-0243, anthony.sanzio@kodak.com
Ken Kadet, Fleishman-Hillard, 612-573-3108, kadetk@fleishman.com


Kodak to Close Middleway, West Virginia
Printing Plate Manufacturing Plant


Capacity Rationalization and Cost Reduction Identified as Factors


ROCHESTER, N.Y. - August 22 - Eastman Kodak Company announced today that it will close its Middleway, W. Va. printing plate manufacturing plant by the end of the first quarter of 2006. The plant was part of Kodak's acquisition of Creo Inc. earlier this year.
  The decision to close this facility is a result of the product rationalization activities that Kodak is undertaking as a result of the company's recent acquisitions in the graphic communications market. In addition to its purchase of Creo Inc. in mid-June, Kodak also acquired Kodak Polychrome Graphics (KPG) in April. KPG and Creo both manufacture and sell thermal and conventional plate products.
  Kodak will discontinue the primary products manufactured at the plant, MIRUS and FORTIS thermal plates, ETERNUS conventional plates and all associated chemistry. These products will not be available after production and inventory are depleted.
  Kodak will honor all existing customer contracts and does not anticipate any interruption in supply to customers. The company will work with customers to transition to a comparable Kodak thermal plate. Kodak anticipates that the bulk of customer transitions will occur no earlier than Q1 2006.
  Production at the plant will be phased out beginning this month with closure expected by the end of the first quarter of 2006. The plant closing will impact approximately 108 employees. Eligible employees will have the opportunity to pursue job opportunities in other areas of Kodak. Kodak will assist other employees to transition to new employment outside of the company. Impacted employees will receive severance benefits including salary continuation based on years of service, retraining and outplacement assistance.

   "The decision to close the Middleway facility in no way reflects upon the performance of plant employees or the quality of the product they produce," said Dr. Karl Pampus, Global Leader for Plate Manufacturing, Graphic Communications Group, Eastman Kodak Company. "In fact, our employees are highly trained, skilled and dedicated. We thank them for their service and will do all we can to assist them in their transition."

About Eastman Kodak Company
Kodak is the leader in helping people take, share, print, and view images - for memories, for information, for business, and for entertainment. With sales of $13.5 billion in 2004, the company is committed to a digitally oriented growth strategy focused on four businesses: Digital & Film Imaging Systems - providing consumers, professionals, and cinematographers with digital and traditional products and services; Health - supplying the medical and dental professions with traditional and digital imaging and information systems, IT solutions, and services; Graphic Communications - providing customers with a range of solutions for prepress, traditional and digital printing, document scanning, and multi-vendor IT services;
and Display & Components - supplying original equipment manufacturers with imaging sensors as well as intellectual property and materials for the organic light-emitting diode (OLED) and LCD display industries.
More information about Kodak (NYSE: EK) is available at www.kodak.com.

For more information, visit www.kodak.com


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2005
Kodak is a trademark of Eastman Kodak Company.